PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
SIGNS AGREEMENT WITH TXU FUEL COMPANY

Dallas, Texas — April 26, 2004 - Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has signed an agreement to acquire all of the midstream natural gas assets of TXU Fuel Company for approximately $500 million. The transaction is subject to requisite approval under the Hart-Scott-Rodino Act and closing by June 1, 2004. The all-cash transaction will be financed through a combination of debt and equity financing.

The assets, known as the TUFCO System, include approximately 2,000 miles of intrastate pipeline and related storage facilities located in Texas. The TUFCO System serves approximately 80 large volume customers, with a total system capacity of 1.3 billion cubic feet of natural gas per day.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 4,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 2.5 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more that 650,000 customers from over 300 customer service locations in 31 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Michael L. Greenwood, Vice President — Finance, at 918-492-7272.